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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES




NAME                                            JURISDICTION OF INCORPORATION


Data Switch GmbH Elektronische Systeme          Germany
Data Switch Subsidiary Stock Corporation        Delaware
Data Switch U.K. Limited                        U.K.
General Signal Networks (Germany) GmbH          Germany
Inrange Development Corporation                 Delaware
Inrange Technologies Canada Inc.                Canada
Inrange Technologies GmbH                       Germany
Inrange Technologies Holding S.A.S.             France
Inrange Technologies Italia, S.r.1.             Italy
Inrange Technologies Ltd.                       U.K.
Inrange Technologies S. A. (Belgium)            Belgium
Inrange Technologies S. A. (Switzerland)        Switzerland
Inrange Technologies S.A.S.                     France
Inrange Financial Corporation                   Delaware